EXHIBIT 3(d)


                            CERTIFICATE OF AMENDMENT
                             BY SHAREHOLDERS TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               OHIO POWER COMPANY

                              Charter Number 42639


         Thomas S. Ashford, who is the Secretary of the above named Ohio corporation for profit, does hereby certify that:

         A meeting of the Shareholders was duly called and held on May 7, 2002, at which meeting a quorum of the Shareholders was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise 100% of the voting power of the Corporation, the following resolution to amend the Articles of Incorporation was adopted:

         RESOLVED, that Article Second of the Amended Articles of Incorporation of the Company is hereby amended and restated, to read in its entirety, as follows:

         "Second: The place in Ohio where the principal office of the Corporation is to be located is 1 Riverside Plaza, Columbus, Franklin County, Ohio." and further

         RESOLVED, that the officers of the Corporation, and any one of them in the absence of the others, are authorized and directed to certify adoption of the foregoing resolutions, to file such certificate with the Secretary of State, and to take all action necessary to effect the foregoing amendment of the Articles of Incorporation.

         IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the corporation, has hereunto subscribed his name on June 3, 2002.

                                         OHIO POWER COMPANY


                                    BY:  /s/Thomas S. Ashford
                                         Thomas S. Ashford
                                    ITS: Secretary